molecular | vision

Acrongenomics, Inc
14 Rue Kleberg
Geneva CH-1201
Switzerland

1 February, 2008

Dear Sirs

MOLECULAR VISION LIMITED

The purpose of this letter is to set out the terms on which you (the **"Investor"**) will acquire 16,566 Ordinary Shares of £0.001 each in the capital of Molecular Vision Limited (**"the Company"**).

1. Your commitment to subscribe

1.1 Shares you have agreed to subscribe for

You have agreed, subject to the conditions set out below, to subscribe for sixteen thousand, five hundred and sixty six (16,566) Ordinary Shares of £0.001 each in the capital of the Company (**"the Shares"**) for an aggregate subscription price of £549,991.20.

1.2 The Shares will be subscribed for by you on the date of your acceptance of the terms of this letter.

1.3 Terms of issue

The Shares will be issued to you credited as fully paid on the terms and subject to the conditions set out in this letter, the terms of the Subscription and Shareholders' Agreement (as defined below) and the constitution of the Company.

2. Conditions to your subscription

2.1 Deed of Adherence

Conditional only upon the allotment of the Shares, you will execute a deed of adherence (the "**Deed of Adherence**") to the subscription and shareholders' agreement dated 30 July 2007 by and between the Company and certain of its shareholders (the "**Investment Agreement**"). The Investment Agreement, together with the articles of association of the Company, sets out your rights and obligations as a shareholder of the Company.

3. Warranties

3.1 Warranties

We hereby warrant that each of the following statements is true, complete and accurate as at the date of this letter:

(a) the issued share capital of the Company is held by the persons and in the proportions set out in the table included at Appendix A under the column headed "undiluted holdings" of the table;

(b) immediately following their allotment the Shares will represent 13.99 per cent (rounded to the nearest two decimal places) of the Company's issued share capital; and

(c) in the event that all of the options detailed in Appendix A are exercised and all of the loan notes detailed in Appendix A are converted in ordinary shares of the Company (in each case, in accordance with their terms and subject to the assumptions set out in Appendix A), the Shares will represent 10.89 per cent of the Company's issued share capital.

3.2 Reliance

We acknowledge that the Investor has agreed to subscribe for the Shares in reliance on the warranties set out in paragraph 3.1 above.

By signing the enclosed copy of this letter, the Investor acknowledges that it has not relied upon any representation, warranty or undertaking which is not expressly set out in this letter or the Investment Agreement.

molecular vision

4. General

4.1 Governing law and jurisdiction

The agreement set out in this letter shall be governed and construed in accordance with the laws of England and the courts of England shall have exclusive jurisdiction in respect of any disputes, proceedings or other actions in connection with the terms of this letter.

4.2 Entire agreement

This letter, the Investment Agreement and the Deed of Adherence set out the entire agreement between us in respect of the subscription for the Shares.

4.3 Legal Effect

For the avoidance of doubt, each of the provisions of this letter are intended to be binding upon the parties.

Please confirm your acceptance of the above terms by signing and completing the enclosed copy of this letter.

Yours faithfully

For and on behalf of
Molecular Vision Limited

We hereby agree to the above terms and conditions

For and on behalf of
Acrongenomics, Inc